Prospectus Supplement No. 4	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated March 5, 2025)	Registration No. 333-284585

Wheeler Real Estate Investment Trust, Inc.
This is Prospectus Supplement No. 4 (this “Prospectus Supplement”) to our Prospectus, dated March 5, 2025 (the “Prospectus”), relating to the issuance from time to time by Wheeler Real Estate Investment Trust, Inc. of up to 5,005,014 shares of our common stock, par value $0.01 (“Common Stock”). Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our Current Report on Form 8-K filed on March 24, 2025. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 24, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
  CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 24, 2025
 WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd. Virginia Beach, VA	23452
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (757) 627-9088
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WHLR	Nasdaq Capital Market
Series B Convertible Preferred Stock	WHLRP	Nasdaq Capital Market
Series D Cumulative Convertible Preferred Stock	WHLRD	Nasdaq Capital Market
7.00% Subordinated Convertible Notes due 2031	WHLRL	Nasdaq Capital Market

Item 8.01 Other Events

On March 24, 2025, Cedar Realty Trust Partnership, L.P. ("Cedar OP") entered into a binding commitment letter with KeyBank National Association ("KeyBank") for a $10 million senior unsecured term loan (the "Cedar Loan"). Cedar Realty Trust, Inc. ("Cedar") and Wheeler Real Estate Investment Trust, Inc. (the "Company") are providing guarantees for the Cedar Loan. Cedar and Cedar OP are wholly-owned subsidiaries of the Company.

Cedar will use the proceeds of the Cedar Loan, in combination with its available cash, to fund the purchase of up to 563,380 shares of Cedar's 7.25% Series B Cumulative Redeemable Preferred Stock in a tender offer that is currently scheduled to close on April 4, 2025.

The term of the Cedar Loan is nine months, with an option to extend the term for three months, subject to certain conditions, and the payment of an extension fee. The guarantee of the Cedar Loan provided by the Company will be secured by the Company's cash in a money market interest bearing guaranty collateral account at KeyBank. For the duration of the Cedar Loan, the balance in the guaranty collateral account must be equal to the outstanding principal amount of the Cedar Loan. Access to the guaranty collateral account will be restricted until the Cedar Loan is repaid.

Cedar OP plans to repay the Cedar Loan from operations and the proceeds from asset sales.

Forward-Looking Statements.

This Current Report on Form 8-K includes forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "will, "anticipates," and "plans," or the negative of such terms, or other comparable terminology, and include statements about the Cedar Loan. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this Current Report on Form 8-K, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, or to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: Chief Executive Officer and President

Dated: March 24, 2025